Exhibit 10.15

TESLA MOTORS, INC.

RELOCATION AGREEMENT

This Relocation Agreement (“Agreement”) is entered into effective as of August 17, 2009 (the “Effective Date”), by and between John Walker (“Executive”) and Tesla Motors, Inc. (“Tesla Motors” or the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, on August 17, 2009 (the “Employment Commencement Date”), Executive entered into at-will employment with the Company pursuant to an offer letter dated August 17, 2009 (the “Offer Letter”);

WHEREAS, the Company requires Executive to relocate from his current residence to be closer to the Company headquarters offices in San Carlos, California (“Primary Work Location”), to perform the duties customarily associated with his position as Vice President, U.S. Sales and Service;

WHEREAS, Executive’s Primary Work Location will be a location that is at least fifty (50) miles from his current residence; and

WHEREAS, the Parties agree to enter into this Agreement to supersede the terms of the Offer Letter with respect to the relocation benefits provided under the Offer Letter to be consistent with the oral agreement between the Parties effective as of the Employment commencement Date.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Rental Payments. The Company will arrange for an apartment in San Francisco, California metropolitan area for the use of Executive and Executive’s family, and pay, on Executive’s behalf, the rental payments for such apartment (the “Rental Payments”), up to a maximum of $2,900 per month, for a period not to exceed six (6) months from the Employment Commencement Date (the “Temporary Living Period”).

2. Living Expenses. The Company will reimburse Executive for the actual reasonable costs of travel, food and incidental expenses (“Living Expenses”) incurred by Executive and Executive’s family, up to a maximum of $1,100 per month during the Temporary Living Period, for an aggregate maximum total of $6,600. The Company advanced Executive $3,300 for Living Expenses on August 17, 2009 at the beginning of the Temporary Living Period. The remaining $3,300 will be paid to Executive within a reasonable time following the anticipated conclusion of the

Temporary Living Period on February 17, 2010, subject to a written reimbursement request from Executive with supporting invoices and documentation of the actual Living Expenses incurred by Executive during the Temporary Living Period.

3. Gross-Up Payment. Following the payment of Executive’s taxes for tax years 2009 and 2010, the Parties shall work together to determine the amount of additional tax liability that Executive incurred as a result of the inclusion of the Rental Payments and the reimbursement for any Living Expenses into Executive’s income for such tax years (with respect to each tax year, the “Additional Tax Liability”). As soon as practicable after such determination, but in no event later than December 31, 2010 for tax year 2009 and December 31, 2011 for tax year 2010, the Company shall provide Executive with an additional payment to “gross up” Executive for the Additional Tax Liability so that on an after-tax basis Executive receives an amount equal to the Additional Tax Liability for the applicable tax year (with respect to each tax year, the “Gross-Up Payment”). For purposes of calculating the Gross-Up Payment, the Company shall use the highest federal marginal rate, supplemental California withholding rate and Medicare withholding rate, in each case applicable to Executive for the tax year for which the Gross-Up Payment is being calculated. For example, if the total income inclusion pursuant to this Agreement in tax year 2009 is $16,350, which results in an Additional Tax Liability of $7,480 for tax year 2009, the Company would make a Gross-Up Payment for tax year 2009 of $13,788, based on using 35% for the highest federal marginal rate, 9.3% for the California supplemental withholding rate and 1.45% for the Medicare withholding rate.

4. Code Section 409A. It is intended that the reimbursements under this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and other guidance promulgated thereunder (collectively “Section 409A”) such that no payment hereunder will result in the imposition of additional tax or penalties to Executive under Section 409A. Any ambiguities hereunder will be construed to comply with Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on him as a result of Section 409A.

5. Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes in its entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the Parties with respect to the subject matter hereof, including, without limitation, the Offer Letter. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

6. Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).

7. Choice of Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

8. Withholding. The Company will withhold applicable income and employment taxes on any payment made pursuant to this Agreement to the extent the Company has an obligation to withhold on such payment.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TESLA MOTORS, INC.		John Walker

By:	/s/ Craig W. Harding	/s/ John Walker

Title:	Legal Counsel

Date:	1/26/10	Date:	1/26/2010